Mail Stop 6010


      March 9, 2006


Mr. Michael Yonkers
Chief Financial Officer
8100 SW Nyberg Road
Tualatin, OR  97062

	Re:	Pixelworks, Inc.
      Form 10-K for the Year Ended December 31, 2004
Forms 10-Q for the Quarter Ended March 31, 2005, June 30, 2005, and
     September 30, 2005
      File No. 000-30269

Dear Mr. Yonkers:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




??

??

??

??